ATSG Reports First Quarter 2021 Results
Fifteen More Boeing 767-300 Freighter Leases Since March 2020, including Five in 1Q 2021
WILMINGTON, OH, May 5, 2021 - Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, contracted air transportation and related services, today reported consolidated financial results for the quarter ended March 31, 2021.
ATSG's first quarter 2021 results, as compared with the first quarter of 2020 include:
•Customer revenues down $13.2 million to $376.1 million.
First-quarter ACMI Services revenues were down $37.0 million due primarily to reduced operations for passenger and combi services, including fewer special charter operations, versus the early stages of the pandemic last year. Aircraft leasing revenues from external customers for the quarter increased $14.1 million from fifteen new leases of Boeing 767-300 freighters since March 2020, including five in the first quarter this year.
•GAAP Earnings from Continuing Operations were $42.3 million, or $0.71 per share basic, versus $133.7 million, or $2.27 per share basic.
The unrealized effect of the quarterly re-measurement of the values of financial instruments, including warrants, increased ATSG's first-quarter after-tax earnings by $7.3 million and $108.1 million for 2021 and 2020, respectively. Warrant gains stemmed primarily from a decrease in the traded value of ATSG shares during the quarter. Government grants intended to mitigate pandemic effects on ATSG's passenger airline operations added $21.6 million, or $0.29 per share, to ATSG's first-quarter 2021 net income.
•Adjusted Earnings from Continuing Operations (non-GAAP) decreased $14.1 million to $15.2 million. Adjusted Earnings Per Share (non-GAAP) were $0.19 diluted, down $0.21.
Adjusted Earnings from Continuing Operations and Adjusted EPS exclude $21.6 million of government grants recognized in 2021 and other elements from GAAP results that differ distinctly in predictability among periods or are not closely related to operations. Adjusted EPS for both periods are based on share counts that reflect Amazon's decision in March 2021 to exercise a portion of its ATSG warrants.
•Adjusted EBITDA from Continuing Operations (non-GAAP) decreased $18.4 million to $105.6 million, excluding the recognition of government grants.
Reduced contributions from ATSG’s airlines, due to reductions in passenger flying and increased operating expenses as a result of the pandemic, as well as ramp-up expenses to support customers' expanding air networks, offset higher contributions from ATSG’s aircraft leasing operations. Adjusted EBITDA plus government grants recognized during the quarter increased $9.6 million compared to the previous year. Government grants from federal payroll support programs have been an essential factor for retaining employees at ATSG's passenger airline and partially offsetting employee costs as revenues from passenger services declined.
Adjusted Earnings per Share, Adjusted Earnings from Continuing Operations and Adjusted EBITDA from Continuing Operations are non-GAAP financial measures and are defined in the non-GAAP reconciliation tables at the end of this release.
•Capital spending was $125.4 million, down $18.1 million.
First-quarter spending included $84.7 million for the acquisition of four Boeing 767-300 passenger aircraft for freighter conversion, and modification costs for others. Spending for required heavy maintenance, and for other equipment including aircraft engines and components, increased $2.6 million compared to a year ago.
Rich Corrado, president and chief executive officer of ATSG, said, "Leased cargo aircraft deliveries remained on a record pace in the first quarter, including four of the eleven additional Boeing 767s we will lease to and fly for Amazon this year. We also received word last week that the FAA has awarded a Supplemental Type Certificate for freighter conversion of Airbus A321-200 passenger aircraft under our joint venture with Precision. In March, we were pleased to learn that Amazon intends to express its continued confidence in ATSG by choosing to exercise ATSG warrants it holds to acquire 19.5 percent of our common shares, including a cash equity investment of $132 million that we expect to be completed this week. However, the incremental passenger flying we were awarded to move personnel in the early stages of the pandemic last year has not continued into 2021, and our ongoing combi and passenger flying assignments remain down. We continue to receive federal pandemic relief funds allocated to

U.S.passenger airlines, which allows us to retain employees who support those operations. We anticipate an improving trend for our airline businesses, especially in the second half."

Segment Results
Cargo Aircraft Management (CAM)

CAM	First Quarter
($ in thousands)	2021	2020
Aircraft leasing and related revenues	88,229	78,609
Lease incentive amortization	(4,952)	(4,446)
Total CAM revenues	83,277	74,163
Depreciation expense	46,995	43,047
Allocated interest expense	9,226	10,255
Segment earnings, pretax	21,462	15,820

Significant Developments:
•CAM's first quarter revenues, net of warrant-related lease incentives, increased 12 percent versus the prior year. Revenues increased primarily from fifteen more external leases of 767-300 freighters at the end of the quarter versus a year ago. CAM’s revenues from external customers increased 30 percent for the quarter versus the same prior-year period.
•ATSG’s total fleet consisted of 104 aircraft in service at the end of the quarter, eight more than a year ago. Eighty-five were cargo aircraft, four were combis and fifteen were passenger aircraft. CAM owned 98 of ATSG's in-service aircraft. Four passenger 767s were leased to Omni Air by third parties and two 767 freighters were subleased from a customer.
•Seventy-five CAM-owned 767s were under lease to third parties at the end of the quarter, thirteen more than a year ago and two more than at the end of 2020. Four 767 freighters, three 767-200s and one 767-300, were being staged for re-lease. CAM expects to complete long-term leases for at least sixteen 767-300 freighters to third party customers during 2021, and at least ten more in 2022.
•Nine 767 aircraft were in or awaiting conversion to freighters at the end of March 2021, down three from a year earlier. CAM purchased four 767 passenger aircraft for freighter modification during the quarter, to be completed and deployed in 2021 or 2022. CAM also removed one 767 passenger aircraft from Omni Air's fleet for conversion and redeployment as a freighter.
•CAM’s pretax segment earnings for the quarter were $21.5 million, up 36 percent from 2020's first quarter. Depreciation expense increased $3.9 million and allocated interest decreased $1.0 million.
ACMI Services

ACMI Services	First Quarter
($ in thousands)	2021	2020
Revenues	247,131	284,165
Allocated interest expense	4,523	5,301
Segment earnings, inclusive of government grants, pretax	21,259	18,378
Significant Developments:
•Revenues for ACMI Services decreased 13 percent from the prior-year period, stemming primarily from a reduction in charter passenger operations for commercial customers of Omni Air, reduced Boeing 757 combi operations for the military, and the 2020 retirement of four Boeing 757 freighters we had operated for DHL. Revenues for ATSG’s air cargo operations increased overall.
•Total block hours decreased five percent for the quarter to approximately 38,000 hours, compared with the prior-year period. Block hours for total passenger and combi operations were down 42 percent due to the pandemic. Block hours for air cargo operations, principally for express-network customers, increased

10 percent. ATSG expects continuing growth in express-network flying in 2021, as it expects to be flying forty-six 767s for Amazon by the end of the year, 13 more than at the end of 2020.
•Pretax segment earnings for the first quarter increased 16 percent to $21.3 million, including the benefit of $28 million in government grants recognized in the quarter, which ATSG excludes from its non-GAAP adjusted earnings and EBITDA. The 2021 first quarter also included the impact of higher labor costs, including the effect of a December 2020 amendment to the collective bargaining agreement between ABX Air and its pilots.
•In addition to pandemic-related restrictions at certain destinations, ATSG now expects its combi operations for the U.S. military to be impacted through 2021 by runway maintenance at one of the remote military bases it serves. The ACMI Services segment will continue to bear the costs of pilot recruitment and training for the flight crews that support its expanding CMI operations.
•Omni Air, ATSG's passenger airline, was granted $43 million during the first quarter of 2021 for pandemic relief from a federal payroll support program (PSP). It expects to receive an additional $40 million of payroll support program funds during this year, the benefit of which would be amortized through the end of 2021. Under conditions of the PSP agreements, ATSG may not pay dividends or repurchase its shares through September 30, 2022.

Other Activities

Other	First Quarter
($ in thousands)	2021	2020
Total Revenues	$93,698	$80,036
Revenues from external customers	68,162	58,380
Pretax Earnings (Loss)	389	53
Significant Developments:
•External revenues from other activities were up $9.8 million from a year ago, reflecting an increase in lower-margin ground services including parcel sorting operations and facility maintenance and fuel sales. Revenues for certain higher-margin aircraft maintenance services for external customers were down.

$200 Million Unsecured Debt Issuance
In April, ATSG completed an add-on private offering of $200 million in aggregate principal amount of 4.750% senior notes due 2028. The new notes, which are in addition to $500 million in such notes that ATSG issued in January 2020, were issued at an offering price of 102.750 percent face amount, resulting in an equivalent yield of 3.96 percent. Proceeds from the offering will be used to reduce the revolving credit commitments under ATSG’s Third Amended and Restated Credit Agreement. The offering will expand ATSG's borrowing capacity by replacing secured with unsecured debt.
Outlook
ATSG continues to expect its Adjusted EBITDA for 2021 to be at least $525 million, or six percent more than 2020 Adjusted EBITDA of $497 million. The 2021 forecast is based on the lease of at least sixteen more 767-300 freighter aircraft, and CMI flight operations for at least thirteen more 767 freighters in 2021.
Rich Corrado noted that “Wall Street's strong response to the $200 million in additional capital we raised last month, together with Amazon's strong expression of support via its warrant exercises, are testaments to the outstanding family of businesses we have assembled and their ability to deliver both great service and superior long-term performance. Our leasing business remains exceptionally strong, and is driving our cash-flow returns. Customer demand for our converted 767 freighters is driven by the growth in e-commerce shipping and shows no sign of abating. We now expect to lease at least ten more Boeing 767-300 freighter aircraft in 2022, and multiple customers are expressing interest in signing multi -unit freighter orders with us starting as late as 2025.
"On the other hand, our passenger charter and combi operations are recovering at a slower pace than we had expected a few months ago, and margins for our airlines remain below our targets. We remain hopeful for a strong rebound in passenger operations late this year."

ATSG's Adjusted EBITDA guidance for 2021 includes the costs of maintaining Omni Air's staffing levels, rates of pay, and benefits as required under its PSP agreements. But Adjusted EBITDA, Adjusted Pretax Earnings and Adjusted EPS exclude $83 million in federal pandemic relief grants Omni Air expects to receive in 2021. ATSG's 2021 outlook also assumes extended costs for incremental measures to protect the health and safety of its employees, who continue to deliver superior customer service during the pandemic.
ATSG’s capital expenditures are still projected to be approximately $500 million in 2021, driven by costs to acquire, convert and lease more 767 freighters.
ATSG now expects Amazon to complete the conversion of 14.9 million warrants for the purchase of ATSG common shares under both cashless and cash exercises through May 7, 2021. The exercises will result in Amazon paying ATSG $132 million for the purchase of 13.6 million ATSG shares, and together with the cashless exercise of other vested warrants will result in Amazon owning 19.5 percent of ATSG’s outstanding common shares. Amazon still holds warrants for the purchase of an additional 21.8 million ATSG shares under other agreements.

Non-GAAP Financial Measures
This release, including the attached tables, contains non-GAAP financial measures that management uses to evaluate historical results and project future results. Management believes that these non-GAAP measures assist in highlighting operational trends, facilitate period-over-period comparisons, and provide additional clarity about events and trends affecting core operating performance. Disclosing these non-GAAP measures provides insight to investors about additional metrics that management uses to evaluate past performance and prospects for future performance. Non-GAAP measures are not a substitute for GAAP. The historical non-GAAP financial measures included in this release are reconciled to GAAP earnings in tables included later in this release. The Company does not provide a reconciliation of projected Adjusted EBITDA because it is unable to predict with reasonable accuracy the value of certain adjustments. Certain adjustments can be significantly impacted by the re-measurements of financial instruments including stock warrants issued to a customer. The Company’s earnings on a GAAP basis and the non-GAAP adjustments for gains and losses resulting from the re-measurement of stock warrants, will depend on the future prices of ATSG stock, interest rates, and other assumptions which are highly uncertain.
Conference Call
ATSG will host an investor conference call on May 6, 2021, at 10 a.m. Eastern time to review its financial results for the first quarter of 2021. Participants should dial (800) 708-4540 and international participants should dial (847) 619-6397 ten minutes before the scheduled start of the call and ask for conference passcode 50155298. The call will also be webcast live (in listen-only mode) via a link at www.atsginc.com using the same passcode. The conference call also will be available on webcast replay via www.atsginc.com for 30 days.

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause Air Transport Services Group's (ATSG's) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, (i) the following, which relate to the current COVID-19 pandemic and related economic downturn: the pandemic may continue for a longer period, or its impact on commercial and military passenger flying, may be more substantial than what we currently expect; disruptions to our workforce and staffing capability or in our ability to access airports and maintenance facilities; the impact on our customers' creditworthiness; the continuing ability of our vendors and third party service providers to maintain customary service levels; and the expected timing and benefits arising from government grants; and (ii) other factors that could impact the market demand for our assets and services, including our operating airlines' ability to maintain on-time service and control costs; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; fluctuations in ATSG's traded share price and in interest rates, which may result in mark-to-market charges on certain financial instruments; the number, timing and scheduled routes of our aircraft deployments to customers; our ability to remain in compliance with key agreements with customers, lenders and government agencies; changes in general economic and/or industry specific conditions; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. Except as may be required by applicable law, ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint Turner, ATSG Inc. Chief Financial Officer
937-366-2303

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
REVENUES	$376,088	$389,277

OPERATING EXPENSES
Salaries, wages and benefits	142,016	125,531
Depreciation and amortization	71,051	69,342
Maintenance, materials and repairs	42,007	41,677
Fuel	30,442	43,799
Contracted ground and aviation services	14,803	14,349
Travel	18,404	21,657
Landing and ramp	3,109	2,745
Rent	5,868	3,486
Insurance	3,136	1,668
Other operating expenses	16,423	15,216
Government grants	(28,030)	—
	319,229	339,470

OPERATING INCOME	56,859	49,807
OTHER INCOME (EXPENSE)
Interest income	19	112
Non-service component of retiree benefit credits (costs)	4,457	2,898
Net gain on financial instruments	9,472	107,044
Loss from non-consolidated affiliates	(1,183)	(2,764)
Interest expense	(14,522)	(16,323)
	(1,757)	90,967

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	55,102	140,774
INCOME TAX EXPENSE	(12,812)	(7,041)

EARNINGS FROM CONTINUING OPERATIONS	42,290	133,733

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	3,772
NET EARNINGS	$42,290	$137,505

EARNINGS PER SHARE - CONTINUING OPERATIONS
Basic	$0.71	$2.27
Diluted	$0.49	$0.84

WEIGHTED AVERAGE SHARES - CONTINUING OPERATIONS
Basic	59,447	59,040
Diluted	74,744	67,947

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,659	$39,719
Accounts receivable, net of allowance of $1,005 in 2021 and $997 in 2020	155,115	153,511
Inventory	43,051	40,410
Prepaid supplies and other	35,352	39,096
TOTAL CURRENT ASSETS	285,177	272,736

Property and equipment, net	1,987,082	1,939,776
Customer incentive	120,308	126,007
Goodwill and acquired intangibles	513,646	516,290
Operating lease assets	63,946	68,824
Other assets	77,554	78,112
TOTAL ASSETS	$3,047,713	$3,001,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$146,112	$141,425
Accrued salaries, wages and benefits	46,157	56,506
Accrued expenses	17,505	19,005
Current portion of debt obligations	619	13,746
Current portion of lease obligations	16,781	17,784
Unearned revenue and grants	50,458	53,522
TOTAL CURRENT LIABILITIES	277,632	301,988
Long term debt	1,497,211	1,465,331
Stock warrant obligations	96,536	103,474
Post-retirement obligations	30,057	35,099
Long term lease obligations	47,317	51,128
Other liabilities	44,970	47,963
Deferred income taxes	154,252	141,265

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 150,000,000 shares authorized; 60,641,436 and 59,560,036 shares issued and outstanding in 2021 and 2020, respectively	606	596
Additional paid-in capital	856,090	855,547
Retained earnings	120,300	78,010
Accumulated other comprehensive loss	(77,258)	(78,656)
TOTAL STOCKHOLDERS’ EQUITY	899,738	855,497
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,047,713	$3,001,745

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRETAX EARNINGS AND ADJUSTED PRETAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended
	March 31,
	2021	2020
Revenues
CAM
Aircraft leasing and related revenues	$88,229	$78,609
Lease incentive amortization	(4,952)	(4,446)
Total CAM	83,277	74,163
ACMI Services	247,131	284,165
Other Activities	93,698	80,036
Total Revenues	424,106	438,364
Eliminate internal revenues	(48,018)	(49,087)
Customer Revenues	$376,088	$389,277

Pretax Earnings (Loss) from Continuing Operations
CAM, inclusive of interest expense	21,462	15,820
ACMI Services, inclusive of government grants and interest expense	21,259	18,378
Other Activities	389	53
Net, unallocated interest expense	(754)	(655)
Non-service components of retiree benefit credit (costs)	4,457	2,898
Net gain on financial instruments	9,472	107,044
Loss from non-consolidated affiliates	(1,183)	(2,764)
Earnings from Continuing Operations before Income Taxes (GAAP)	$55,102	$140,774

Adjustments to Pretax Earnings
Add customer incentive amortization	5,699	4,857
Less government grants	(28,030)	—
Add non-service components of retiree benefit (credits) costs	(4,457)	(2,898)
Less net gain on financial instruments	(9,472)	(107,044)
Add loss from non-consolidated affiliates	1,183	2,764
Adjusted Pretax Earnings (non-GAAP)	$20,025	$38,453
Adjusted Pretax Earnings excludes certain items included in GAAP based pretax earnings (loss) from continuing operations because they are distinctly different in their predictability among periods or not closely related to our operations. Presenting this measure provides investors with a comparative metric of fundamental operations, while highlighting changes to certain items among periods. Adjusted Pretax Earnings should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended
	March 31,
	2021	2020

Earnings from Continuing Operations Before Income Taxes	$55,102	$140,774
Interest Income	(19)	(112)
Interest Expense	14,522	16,323
Depreciation and Amortization	71,051	69,342
EBITDA from Continuing Operations (non-GAAP)	$140,656	$226,327
Add customer incentive amortization	5,699	4,857
Less government grants	(28,030)	—
Add non-service components of retiree benefit (credits) costs	(4,457)	(2,898)
Less net gain on financial instruments	(9,472)	(107,044)
Add loss from non-consolidated affiliates	1,183	2,764

Adjusted EBITDA (non-GAAP)	$105,579	$124,006

Management uses Adjusted EBITDA to assess the performance of its operating results among periods. It is a metric that facilitates the comparison of financial results of underlying operations. Additionally, these non-GAAP adjustments are similar to the adjustments used by lenders in the Company’s senior secured credit facility to assess financial performance and determine the cost of borrowed funds. The adjustments also remove the non-service cost components of retiree benefit plans because they are not closely related to ongoing operating activities. The adjustments also excluded the recognition of government grants from adjusted earnings to improve comparability between periods. Management presents EBITDA from Continuing Operations, a commonly referenced metric, as a subtotal toward computing Adjusted EBITDA.

EBITDA from Continuing Operations is defined as Earnings (Loss) from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA is defined as EBITDA from Continuing Operations less financial instrument revaluation gains or losses, non-service components of retiree benefit costs including pension plan settlements, amortization of warrant-based customer incentive costs recorded in revenue, recognition of government grants and costs from non-consolidated affiliates.

Adjusted EBITDA and EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP. Adjusted EBITDA and EBITDA from Continuing Operations should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP, or as alternative measures of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

Management presents Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations, both non-GAAP measures, to provide additional information regarding earnings per share without the volatility otherwise caused by the items below. Management uses Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations to compare the performance of its operating results among periods.

	Three Months Ended
	March 31, 2021		March 31, 2020
	$	$ Per Share	$	$ Per Share

Earnings from Continuing Operations - basic (GAAP)	$42,290		$133,733
Gain from warrant revaluation, net tax[1]	(5,355)		(76,361)
Earnings from Continuing Operations - diluted (GAAP)	36,935	$0.49	57,372	$0.84
Adjustments, net of tax
Customer incentive amortization[2]	4,398	0.06	3,748	0.06
Remove effects of government grants[3]	(21,633)	(0.29)	—	—
Non-service component of retiree benefits[4]	(3,440)	(0.05)	(2,237)	(0.03)
Derivative and warrant revaluation[5]	(1,956)	(0.03)	(31,697)	(0.50)
Loss from affiliates[6]	913	0.01	2,133	0.03
Adjusted Earnings from Continuing Operations (non-GAAP)	$15,217	$0.19	$29,319	$0.40

	Shares		Shares
Weighted Average Shares - diluted	74,744		67,947
Additional weighted average shares[1]	5,292		6,192
Adjusted Shares (non-GAAP)	80,036		74,139

Adjusted Earnings from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations, Weighted Average Shares - diluted or Earnings Per Share from Continuing Operations or any other performance measure derived in accordance with GAAP. Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP.

1.Under U.S. GAAP, certain warrants are reflected as a liability and unrealized warrant gains are typically removed from diluted earnings per share (“EPS”) calculations, while unrealized warrant losses are not removed because they are dilutive to EPS. As a result, the Company’s EPS, as calculated under U.S. GAAP, can vary significantly among periods due to unrealized mark-to-market losses created by an increased trading value for the Company's shares. The adjustment removes the unrealized gains for grants of stock warrants issued to Amazon as a lease incentive. For all periods presented, additional weighted shares includes 14.4 million shares as if Amazon's publicly announced warrant conversion plan was completed plus additional weighted shares assuming that Amazon net settled its remaining warrants during each period.
2.Removes the amortization of the warrant-based customer incentives which are recorded against revenue over the term of the related aircraft leases and customer contracts.
3.Removes the effects of government grants received under federal payroll support programs.
4.Removes the non-service component of post-retirement costs and credits.
5.Removes gains and losses from derivative interest rate instruments and warrant revaluations.
6.Removes losses for the Company's non-consolidated affiliates.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
AIRCRAFT FLEET

Aircraft Types
	December 31, 2020		March 31, 2021		December 31, 2021 Projected
	Freighter	Passenger	Freighter	Passenger	Freighter	Passenger

B767-200	33	3	30	3	31	3
B767-300	52	10	55	9	66	9
B777-200	—	3	—	3	—	3
B757-200	1	—	—	—	—	—
B757 Combi	—	4	—	4	—	4
Total Aircraft in Service	86	20	85	19	97	19

B767-300 in or awaiting cargo conversion	8	—	9	—	9	—
B767-300 staging for lease	—	—	1	—	—	—
B767-200 staging for lease	—	—	3	—	2	—
Total Aircraft	94	20	98	19	108	19

Aircraft in Service Deployments
	December 31,		March 31,		December 31,
	2020		2021		2021 Projected

Dry leased without CMI	33		31		36
Dry leased with CMI	40		44		50
Customer provided for CMI	2		2		4
ACMI/Charter[1]	31		27		26

1.Includes three Boeing 767-300ER passenger aircraft and one 767-200ER passenger aircraft leased from external companies by December 31, 2020.